Exhibit 10.7

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement”) is entered into as of this 4th day of May 2026 between and among (a) PHOENIX MOTOR INC., a Delaware corporation (the “Company”), PHOENIX CARS, LLC, a Delaware limited liability company (“PCL”), PHOENIX MOTORCARS LEASING, LLC, a California limited liability company (“PML”), EDISON FUTURE INTERNATIONAL CO., LTD., a Hong Kong corporation (“Edison”), XIAOFENG DENTON PENG (“Peng”) and J.J. ASTOR & CO., a Utah corporation (the “Lender”). PCL, PML, and Edison are subsidiaries of the Company. The Company, PCL, PML, Edison and Peng are sometimes collectively referred to as the “Loan Parties.” Each of the Loan Parties and the Lender are sometimes referred to in this Agreement individually as a “party,” or collectively as the “parties.”

I. RECITALS

A.	On March 14, 2025 the Company and the Lender entered into a loan agreement, as amended on May 23, 2025 (the “Loan Agreement”), pursuant to which (i) the Lender made a $4,000,000 loan to the Company, as evidenced by a $5,300,000 senior secured installment promissory note (the “Initial Note”) payable in twenty-six (26) installments of $203,846.16 each, payable every other week (the “Bi-Weekly Installments”), and (ii) on or May 23, 2025, the Lender made an additional $2,000,000 loan to the Company, as evidenced by a $2,600,000 senior secured installment promissory note (the “Additional Note”) payable in twenty-six (26) Bi-Weekly installments of $101,923.08. The Initial Note and the Additional Notes are hereinafter collectively referred to as the “Notes”.

B.	Each of PCL, PML and Edison unconditionally guaranteed the payment and performance by the Company of all of its obligations under the Loan Agreement and Notes, and each of the Loan Parties entered into a pledge and security agreement with the Lender pursuant to which the Lender was granted a first priority lien on and security interest in all of the assets of the Loan Parties and a pledge of the equity interests in each of PCL and PML. The Additional Note required a mandatory prepayment from the “Nine Bus Contract Receivable,” tying repayment to proceeds from a contemplated sale of nine electric buses, the construction of which was financed in part with proceeds of the Additional Note and the May 23, 2025 Amendment to the Loan Agreement confirmed the Lender’s lien on those nine buses by Vehicle Identification numbers as collateral.

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C.	On April 15, 2025, the Loan Parties and the Lender entered into a Deposit Account Control Agreement (the “DACA”) with East West Bank (the “Bank”) which provided, inter alia, that if an “Event of Default”, as defined in the Loan Agreement and Notes shall occur and be continuing within two business days of its receipt of a “Default Notice” (as defined in the DACA) (i) the Bank shall comply with any instructions originated by Lender directing disposition of any available funds from time to time credited to the all accounts maintained by the Loan Parties with the Bank (the “Account”) without further consent of Company will turn over control of all accounts maintained by the Loan Parties with the Bank (the “Account”) to the Lender and (ii) the Lender shall have exclusive control of the Accounts for purposes of Sections 9312(b) and 9314 of the Uniform Commercial Code, including the unilateral right to withdraw funds from the Accounts to reduce the Obligations and Indebtedness owed by the Loan Parties under the Notes and related “Transaction Documents” (as defined in the Loan Agreement).

D.	As of June 20, 2025, an Event of Default under the Notes occurred by reason of the Loan Parties failure or refusal to timely pay the Bi-Weekly installments due under the Notes and such Event of Default has continued beyond any permitted grace period for cure. On December 16, 2025, the Lender served a Default Notice on the Company and the Bank and accelerated all of the Indebtedness and Obligations of the Loan Parties. As a result of such Event of Default since June 20, 2025 the Loan Parties became obligated to pay the Default Amount defined as, the sum of: (1) the amount obtained by multiplying (x) the Outstanding Principal Amount of the Notes by (y) 120% (the “Default Principal Amount”), plus (2) default interest on such Default Principal Amount at the rate of 19% per annum, compounded monthly, and all other amounts, costs, expenses, and liquidated damages due under or in respect of the Notes, if any. Accordingly, as of December 16, 2025, an aggregate of $8,515,322.88 was due and owing to the Lender under the Notes (the “December 16 Balance”).

E.	Subsequent to December 16, 2025, as a result of approximately $1,910,337.56 withdrawn by the Lender from the Accounts at the Bank and additional payments made by the Loan Parties, the December 16 Balance was reduced by $2,160,337,56. Accordingly, with accrued interest on the Default Principal Amount, an aggregate of $6,689,579.18 is due and owing as of March 27, 2026, by the Loan Parties to the Lender under the Notes.

F.	On January 17, 2026, the Lender filed an emergency motion with the United States District Court for the Central District of Utah (the “Utah Court”) for the immediate appointment of a receiver over the assets of the Company, PCL and PML (the “Emergency Motion”) and on February 12, 2026 filed a renewed Emergency Motion, alleging in its moving papers that the Loan Parties are effectively insolvent and the Lender’s collateral, including the nine electric buses are in jeopardy of being lost or locked out from access by Lender and cited (i) a formal eviction notice received from the landlord at their Anaheim California headquarters location following nonpayment of rent since October 2025, (ii) the pending threat of an eviction notice from the landlord at their Greenville, SC facility for non-payment of rent since December 2025, raising the prospect of another imminent eviction action and lockout at the location housing the Lender’s most valuable collateral of vehicles, capital equipment, inventory, and other property, (iii) as of February 2, 2026, substantially all of Loan Parties’ employees have been furloughed and that the Loan Parties have no current operations and no ability to generate revenue, and (iv) Peng having informed the Chief Executive Officer of the Lender that he has formed a new corporate entity and has either transferred, or is in the process of transferring, substantially all of the Loan Parties’ electric vehicle transit bus line of business to this new entity; which Lender believes is in direct violation of the Loan Agreement and other transaction Documents.

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G.	On February 3, 2026, the Company filed with the Utah Court a Motion to Compel Arbitration, to Dismiss Plaintiff’s Third Cause of Action, and to Stay Litigation (the “Motion to Compel Arbitration”).

H.	The Lender objected to the Company’s Motion to Compel Arbitration and alleged that (i) the Company waived any right to compel arbitration by missing the 30-day arbitration election deadline under the governing agreements in that the parties’ disputes arose no later than as of the Lender’s Default Notice on December 16, 2025, but the Company did not attempt to elect arbitration until January 27, 2026, and having failed to timely elect arbitration, the Company no longer has the ability to compel it, and (ii) Lender’s request for the appointment of a receiver is not arbitrable because the Security Agreement provides that the Loan Parties consented in advance to the appointment of a receiver upon an Event of Default and waived all defenses to such appointment.

I.	As at the date of this Agreement, the Utah Court has granted the Company’s Motion to Compel Arbitration.

J.	Simultaneous with the Settlement Closing (defined in Section 5 below) pursuant to that certain Payoff Letter dated May 30, 2026 between the Company and the Lender, among other things, the Company is paying the Lender the $3.8 Million Payoff Amount (as defined herein), the Lender is releasing all of its security interests and liens granted in favor of the Lender and the Lender has agreed to take any and all actions to immediately terminate and dismiss with prejudice all litigation and related proceedings filed against the Company and its affiliates and subsidiaries.

K.	The Company has proposed pursuant to this Agreement to effect a settlement of all of the matters set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises contained herein, and for good and valuable consideration, the parties agree as follows:

1. Incorporation of Recitals. The Recitals set forth in the introductory paragraphs of this Agreement are fully incorporated herein by this reference, as if set forth in their entirety.

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2. Non-Admission of Liability. This Agreement shall not be deemed or construed as an admission of liability or wrongdoing by any party in any manner and shall not be used as evidence or precedent in any other proceeding.

3. Cash Payment to Lender. On or before Monday June 1, 2026, the Company shall pay or cause to be paid in cash to the Lender by wire transfer of immediately available funds to the bank account set forth below the sum of Three Million Eight Hundred Thousand Dollars ($3,800,000) (the “Cash Payment”). For the avoidance of doubt, the Cash Payment shall not be deemed received by the Lender until the wire transfer has been confirmed as received in the Lender’s account. And the mere initiation of a wire transfer by or on behalf of the Company shall not constitute payment hereunder.

Beneficiary Bank Name: Continental Bank

Beneficiary Bank Address: 15 W. South Temple, STE 300

Salt Lake City, UT 84101

Wire Routing Number: 124003077

Beneficiary Account Name: J.J Astor & Co.

Beneficiary Account Address: 26 Rio Grande St. #2072

Salt Lake City, UT 84101

Beneficiary Account Number: 19005545

4. Transfer of Ownership of Subject Buses. Pursuant to the bill of sale dated May 30, 2026 in the form annexed hereto as Exhibit A and made a part hereof (the “Bill of Sale”) the Lender shall, on or before June 1, 2026 select four (4) electric buses for purchase under this Agreement that Lender has been advised are available for immediate resale and operation in accordance with the Loan Parties representations that are set for in Section 7(a)(ii) below (collectively the “Subject Buses”). Once the Subject Buses have been selected by the Lender, the Lender is hereby authorized to fill in the applicable VIN or certificates of origin numbers, as applicable, on the Bill of Sale. For the avoidance of doubt, the Lender’s selection of the Subject Buses shall not constitute a waiver of the Loan Parties’ representations set forth in Section 7(a)(ii) of this Agreement. In addition, the Lender shall cause the Subject Buses to be physically delivered to a warehouse location to be designated by Lender and within a 75-mile radius of the Greenville, South Carolina current location (the “Storage Facility”).

The Loan Parties shall be responsible to pay for all reasonable, documented costs of transportation of the Subject Buses to and from the Storage Facility, and for payment of any rent or other occupancy charges, insurance or other reasonable expenses in connection with transportation and storage of the Subject Buses owed to the owner or operator of the Storage Facility, and shall keep such obligations current so that the Subject Buses are not subject to any lien, levy, lockout, or seizure by such owner or operator.

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5. Settlement Closing. The “Settlement Closing” shall be deemed to have occurred only upon the satisfaction of each of the following conditions: (a) the Lender’s confirmed receipt of the Cash Payment in the Lender’s account in immediately available, irrevocable funds in accordance with Section 3, and (b) the Lender’s receipt of the executed Bill of Sale in accordance with Section 4. As provided in the Payoff Letter Agreement, all of the Lender’s rights, remedies, claims, liens, and security interests under the Transaction Documents, including without limitation all UCC filings, the DACA, the Subsidiary Guarantees, the Security Agreement, and all other collateral documents, shall be immediately terminated and released and the Loan Parties shall then be authorized to file any UCC Filings terminating such liens on the collateral. For the avoidance of doubt, nothing in this Agreement shall be construed as a release, termination, or subordination of any of the Lender’s liens or security interests until the Settlement Closing has occurred.

6. Repurchase Obligation.

(a) The Loan Parties shall have the obligation (the “Repurchase Obligation”) to repurchase the Subject Buses from the Lender at any time on or before a date which shall be 90 days from the Settlement Closing (the “Repurchase Date”) in consideration for the payment of Eight Hundred Seventy Thousand Dollars ($870,000) plus the cost of transportation, storage, insurance and other reasonable costs not previously paid by the Loan Parties (the “Repurchase Price”), Such Repurchase Price shall be payable in cash by wire transfer of immediately available funds to the bank account set forth in Section 3 above. Upon the Loan Parties’ fulfilling the Repurchase Obligation, as provided in Section 6(a), Lender shall reconvey ownership of and all right, title and interest in and to Subject Buses to the Company by delivering to the Company a bill of sale and titles to the Subject Buses via same day or next air day delivery.

(b) In the event for any reason or no reason the Loan Parties fail or refuse by the expiration of the Repurchase Date to fulfill the Repurchase Obligation and pay in full the Repurchase Price, the Lender shall be free at any time or from time to time to sell the Subject Buses to any one or more third parties, in part or in whole, who are not affiliated with the Loan Parties or their affiliates at the highest then available price. In such connection, if the Lender does not realize on or before a date which shall be 120 days from the Settlement Closing at least $870,000 in cash from the sale of the Subject Buses, after accounting for all expenses including storage and the cost to effectuate the sale (the “Net Sale Proceeds”), the Loan Parties shall be and shall remain liable to the Lender for any by which the Net Sale Proceeds are less than $870,000 (the “Deficiency”) and within thirty (30) days after such sale shall pay such Deficiency in cash to the Lender by wire transfer of immediately available funds to the bank account set forth in Section 3 above. Within thirty (30) days after any sale of the Subject Buses, Lender agrees to provide the Company, in writing, the following information: (i) the purchaser(s) of the Subject Buses, (ii) the total proceeds received from sale of the Subject Buses, and (iii) the detailed expenses (e.g., by vendor or category) associated with storage and sale. If, in connection with the sale of the Subject Buses, Lender realizes proceeds that are in excess of $870,000 and associated expenses permitted herein (the “Excess Proceeds”), then Lender shall remit the Excess Proceeds to the Loan Parties within thirty (30) days after the sale.

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7. Representations, Covenants and Agreements of the Parties.

(a) By the Loan Parties. The Loan Parties hereby represent, warrant, covenant and agree with the Lender, as follows:

(i)	The Loan Parties have not taken or agreed to take any action that would impair or prevent the timely funding of the Cash Payment;

(ii)	the Subject Buses represent finished goods inventory, have all batteries, components and software currently installed in them and, upon the resale thereof, are capable of being placed into commercial operation by a purchaser following customary registration, licensing, commissioning, and routine pre-delivery inspection;

(iii)	as contemplated by Section 4 above, the costs of delivery of the Subject Buses to the warehouse designated by the Lender or back to the location designated by the Loan Parties if the Repurchase Obligation is exercised.

(iv)	during the period between the execution of this Agreement and the Settlement Closing, the Loan Parties shall not, without the prior written consent of the Lender, transfer, sell, assign, encumber, pledge, hypothecate, or otherwise dispose of any assets of the Loan Parties (including, without limitation, intellectual property, customer contracts, equipment, inventory, vehicles, and accounts receivable); and

(v)	within two (2) business days from the Settlement Closing, the Company shall notify the Utah Court of the effectiveness of this Agreement.

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(b) By the Lender. The Lender hereby represents, warrants, covenants and agrees with the Loan Parties, as follows:

(i)	prior to the expiration of the Repurchase Obligation Period, the Lender shall not sell or encumber the Subject Buses or enter into any binding agreement with any third person, firm or corporation to sell or finance the Subject Buses;

(ii)	in the event that the Lender shall have the right to sell the Subject Buses pursuant to Section 6(b), it shall consult with the Loan Parties and use commercially reasonable efforts to obtain the highest possible prices.

(iii)	within two (2) business days from the Settlement Closing, the Lender shall notify the Utah Court of the effectiveness of this Agreement.

(c) By all parties. Each of the Loan Parties, on one hand, and the Lender, on the other hand, hereby covenants, acknowledges and agrees, that:

Notwithstanding anything to the contrary, express or implied contain in this Agreement, if the Settlement Closing shall not have occurred by 5:00 p.m. Pacific time on Monday, June 1 , 2026, this Agreement (if previously executed) shall terminate and shall be null and void, ab initio and all settlement discussions shall terminate and shall be null and void, ab initio. In such event, (x) the Lender shall be entitled to continue to pursue its renewed Emergency Motion in the Utah Court and all of the other rights and remedies available to it under the Loan Agreement, the Notes, the Subsidiary Guarantees, Security Agreement and the DACA, and (y) the Company shall have the right to Compel Arbitration with the Utah Court.

8. Mutual Releases. Subject only to the provisions of Section 8(c) below:

(a) Effective as of the Settlement Closing, each of the Loan Parties hereby releases and forever discharges the Lender and all of its present and former trustees, officers, owners, parent companies, franchisors, employees, subsidiaries, agents, affiliated entities, managing agents, insurers, attorneys, successors, predecessors, and assigns and each of them (collectively, the “Lender Released Parties”), from all claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, including but not limited to alleged claims of the Loan Parties set forth in the Recitals and any and all other claims, known and unknown, for breach of contract, express or implied; breach of the covenant of good faith and fair dealing, breach of fiduciary duty or any other tort (collectively, “Loan Parties Claims”), whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which any of the Loan Parties now own or hold, or has at any time prior to this Agreement owned or held, by reason of any matter or thing arising out of or in any way related to the relationship between the parties in connection with the Loan Agreement and other Transaction Documents.

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(b) Effective as of the Settlement Closing, the Lender hereby releases and forever discharges each of the Loan Parties and all of their present and former trustees, officers, owners, parent companies, franchisors, directors, managers, employees, subsidiaries, agents, affiliates, managing agents, insurers, attorneys, successors, predecessors, and assigns and each of them (collectively, the “Loan Parties Released Parties”), from all claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, including but not limited to alleged claims of the Lender set forth in Loan Agreement and the Recitals and any and all other claims, known and unknown, for breach of contract, express or implied; breach of the covenant of good faith and fair dealing, breach of fiduciary duty or any other tort (collectively, “Lender Claims”), whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Lender now own or hold, or has at any time prior to this Agreement owned or held, by reason of any matter or thing arising out of or in any way related to the relationship between the parties in connection with the Loan Agreement and other Transaction Documents.

(c) this Agreement and the provisions of 8(a) and (b) shall not constitute a release of (i) any rights or claims arising out of a breach by any of the parties of their respective covenants and agreements set forth in Section 7 of this Agreement or elsewhere herein, (ii) any claims arising from fraud or intentional misconduct by any party, or (iii) any claims by or obligations owed to any governmental authority, including tax, regulatory, or securities law matters.

9. Confidentiality and Non-Disparagement.

(a) Confidentiality. Each of the parties agrees that, except as required or permitted by law (including, without limitation, any applicable securities laws and stock exchange rules), or in response to a subpoena or other legal process, or in connection with any action to enforce the terms of this Agreement, they shall not knowingly disclose, privately or publicly, the existence of this Agreement, or any of the terms or provisions of this Agreement, or the allegations or claims which led the parties to enter into this Agreement, including but not limited to those contained in the Recitals (“Confidential Information”), to anyone other than their legal counsel, financial advisor, or tax preparer. Each of the parties further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any individual or entity referenced above to whom disclosure is authorized. The parties further understand that in the event of a breach of this Agreement, all provisions of this Agreement shall remain in full force and effect. Nothing in this Section 9 shall restrict the Company from making any disclosures it reasonably determines in good faith are required in connection with its status as a reporting company under applicable securities laws. Notwithstanding the foregoing, each party is permitted to publicly state or publish the following (or substantially the following): “The parties reached an amicable resolution of the dispute and all claims in the lawsuit have been dismissed with prejudice.”

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(b) Non-Disparagement. The parties agree not to make any statements that disparage or otherwise harm the reputation of any of the other parties, unless required to do so by lawful subpoena or other valid legal process, or in connection with any action to enforce the terms of this Agreement. The Confidentiality and Non-Disparagement provision applies equally to all parties to this Agreement.

10. Ownership of Claims. Each of the parties represents and agrees that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claims or portion thereof, or interest therein, being released by this Agreement.

11. Attorneys’ Fees. If any civil action, litigation, arbitration, or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover reasonable attorneys’ fees and costs incurred in each and every such civil action, litigation, arbitration, or other proceeding, including but not limited to any and all appeals or petitions, in addition to any award of damages.

12. Warranties. Each of the parties warrants: (i) that no other person or entity had or has or claims any interest in any of the Claims or matters covered by this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute this Agreement; and (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any Claims or rights covered in this Agreement.

13. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement, and the terms and conditions in this Agreement inure to the benefit of, and are binding upon, the heirs, representatives, successors and assigns of the parties. If any provision of this Agreement is held unlawful, the remaining provisions shall remain in full force and effect. All representations and warranties in this Agreement survive its execution, effectiveness, and delivery.

14. Independent Judgment. The parties have entered into this Agreement voluntarily and based upon their own judgment and not in reliance upon any representations or promises made by any other party other than those representations or promises in this Agreement. If any of the facts upon which any party relies in making this Agreement prove to be otherwise, this Agreement shall remain in full force and effect. The parties have had the opportunity to discuss this Agreement with their attorneys, have read and fully understand all of the provisions of this Agreement, have been given a reasonable period of time to consider signing this Agreement, have the capacity to enter into this Agreement, and are voluntarily signing this Agreement free from fraud, duress, coercion, or mistake of fact.

15. Amendment. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No waiver of any term, condition or default of this Agreement shall be construed as a waiver of any other term, condition or default.

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16. Agreement Jointly Drafted. This Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

17. Headings. The headings included in this Agreement are for convenience only and do not in any way limit, alter or otherwise affect the matters contained in this Agreement or the paragraphs set forth herein.

18. Governing Law and Venue. The validity of this Agreement and any of its provisions and conditions, as well as the rights and duties of the parties, shall be interpreted and construed pursuant to and in accordance with the internal laws, and not the law of conflicts, of the State of Utah, and shall be enforceable at law. Venue for any dispute arising out of this Agreement shall be in state or federal courts in Utah. Nothing in this Section shall be construed as a waiver of any right to compel arbitration in any dispute not resolved by this Agreement

19. Legal Effect of Agreement. The parties hereto acknowledge that they have read this Agreement and that they are fully aware of the contents of this Agreement and of its legal effect.

20. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of Utah. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

21. Execution of Agreement. This Agreement may be executed by the signatures of each of the parties, or their authorized representatives, on multiple copies of this Agreement, including copies transmitted by email or facsimile machines, as if all signatures appeared on the original of this Agreement, and is executed by the parties on the last date indicated below.

[Signature page follows]

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This Agreement has been duly executed by the parties as of the date and year first above written.

PHOENIX MOTOR INC., a Delaware corporation

By:	/s/ Xiaofeng Denton Peng
Name:	Xiaofeng Denton Peng
Title:	Chairman of the Board

By:	/s/ Tony Shen
Name:	Tony Shen
Title:	Chief Financial Officer

PHOENIX CARS, LLC, a Delaware limited liability company

By:	/s/ Xiaofeng Denton Peng
Name:	Xiaofeng Denton Peng
Title:	Chairman of the Board

By:	/s/ Tony Shen
Name:	Tony Shen
Title:	Chief Financial Officer

PHOENIX MOTORCARS LEASING, LLC, a California limited liability company

By:	/s/ Xiaofeng Denton Peng
Name:	Xiaofeng Denton Peng
Title:	Chairman of the Board

By:	/s/ Tony Shen
Name:	Tony Shen
Title:	Chief Financial Officer

EDISON FUTURE INTERNATIONAL CO., LTD., a Hong Kong corporation

By:	/s/ Xiaofeng Denton Peng
Name:	Xiaofeng Denton Peng
Title:	Chairman of the Board

/s/ Xiaofeng Denton Peng
XIAOFENG DENTON PENG

J.J. ASTOR & CO., a Utah corporation

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer

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